UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 14, 2007
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico 87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 14, 2007, EMCORE Corporation (the “Company”) received a NASDAQ Staff Determination letter stating that the Company is not in compliance with the filing requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) and that its common stock is subject to delisting from the NASDAQ Stock Market. The notice, which the Company expected, was issued as a result of the Company’s failure to file its report on Form 10-Q for the fiscal quarter ended March 31, 2007 with the Securities and Exchange Commission by the required deadline. The Company had previously filed a Form 12b-25 with the SEC indicating that the Company would be unable to file its Form 10-Q by the original filing deadline of May 10, 2007 due to the Company’s ongoing review of its prior stock option grants.

As previously disclosed, on May 10, 2007, the NASDAQ Listing Qualifications Panel granted the Company continued listing on the NASDAQ Stock Market subject to certain conditions, including that the Company file its Form 10-K for the fiscal year ended September 30, 2006, and its Form 10-Q for the quarter ended December 31, 2006 and all required restatements with the SEC by no later than June 18, 2007. While the Company is making every effort to satisfy the terms of the extension, it can provide no assurances that it will ultimately be able to do so. If the Company is unable to file the required Forms 10-K and 10-Q with the SEC by June 18, 2007, the Company intends to seek from the NASDAQ Listing and Hearing Review Council an extension of time to maintain its listing on the NASDAQ Stock Market and a stay of any suspension of trading.

The Company plans to file its Form 10-K for the year ended September 30, 2006, its Form 10-Q for the quarter ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007 as soon as reasonably practicable.

A copy of the press release announcing the receipt of this letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release, dated May 16, 2007, issued by EMCORE Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: May 16, 2007	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated May 16, 2007, issued by EMCORE Corporation.